Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200150) of GI Dynamics, Inc. and in the related Prospectus of our report dated March 30, 2015, with respect to the consolidated financial statements of GI Dynamics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 30, 2015